Exhibit 10.9

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

AMENDMENT NO. 3

TO AMENDED AND RESTATED VENDOR AGREEMENT

This Amendment No. 3 (“Amendment”), effective as of October 31, 2017 (“Effective Date”), is made to that certain Amended and Restated Vendor Agreement (the “Agreement”), dated December 23, 2014, by and among American Well Corporation, a Delaware corporation (“Vendor”), and Health Management Corporation (HMC) dba LiveHealth Online (“Anthem”), on behalf of itself and its affiliates. Unless otherwise defined, capitalized terms used herein shall have the meanings given to such terms in the Agreement.

WHEREAS, Anthem and Vendor desire to amend the Agreement to revise their commercial arrangement.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the Parties agree as follows:

I. Amendment.

(a) Section 7.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Term of Agreement. Unless earlier terminated as set forth herein, the term of this Agreement shall commence on the Effective Date of this Amendment No. 3 and shall continue through December 31, 2020 (“Term”). For Affiliates that own, operate or administer state—sponsored business programs (e.g., Medicaid), this Agreement shall not be effective until the applicable state regulatory agency has approved the Agreement, when required for such state – sponsored business program. Anthem shall provide Vendor with written notice of the effective date for each specific state-sponsored business program.”

(b) Exhibit D to the Agreement is hereby deleted in its entirety and replaced with the following:

EXHIBIT D

COMPENSATION

1. License Fees. Anthem will pay Vendor a flat annual fee in the amounts set forth in the table below. The first payment will be due on the Effective Date and the other payments will be due on December 31, 2014 and July 1, 2015, respectively.

2014	2015
[***]	[***]

Anthem may both (i) pay the 2014 license fee and (ii) prepay the 2015 license fee for an aggregate of [***] if such payment is made prior to December 31, 2014. This represents a [***] discount on the aggregate license fees due in 2014 and 2015.

Anthem will pay Vendor a license fee in the amount of [***] in consideration of the provision of the American Well System during 2016. Anthem may prepay the 2016 license fee for an aggregate of [***] if such payment is made prior to December 31, 2015. This represents a [***] discount.

Anthem will pay Vendor a license fee in the amount of [***] in consideration of the provision of the American Well System during 2017. Anthem hereby agrees to prepay the 2017 license fee for an aggregate of [***] if such payment is made prior to December 31, 2016. This represents a [***] discount.

Anthem hereby agrees to prepay the license fees for all of 2018, 2019, and 2020, in an aggregate lump sum payment of [***] on or before December 15, 2017. In the event of a termination of the Agreement pursuant to Section 7.3 or 7.4 prior to the end of Term, Vendor shall reimburse Anthem within thirty (30) days of the date of termination the pro-rata portion of the [***] pre-paid by Anthem, determined based on the number of days remaining in the Term as of the date of termination.

The foregoing fees cover (i) licensing of American Well System for use by [***] of Covered Individuals, (ii) services from all third party vendors whose products are used in the American Well System (except Transfirst), and (iii) the hosting, support (which includes product upgrades), and maintenance services set forth in Exhibit C herein.

2. Transaction Fees. Commencing on January 1, 2015, Anthem will pay Vendor a [***] fee per Transaction. For clarity, “Transaction” means a single instance of use of the American Well System by an Authorized User which results in a completed billable clinical visit. In the event that Anthem desires to use the American Well System for additional use cases which would result in a visit, beyond those that are contemplated under the Agreement or this Amendment, the parties agree to negotiate the corresponding fee, if any, in good faith.

In consideration of a payment of [***] prior to December 31, 2016, American Well hereby agrees not to charge a fee for any Transaction which occurs in 2017.

Anthem hereby agrees to prepay a set (non-variable) Transaction fees for all of 2018, 2019, and 2020, in an aggregate lump sum amount of [***]. on or before December 15, 2017. In the event of a termination of the Agreement pursuant to Section 7.3 or 7.4 prior to the end of Term, Vendor shall reimburse Anthem within thirty (30) days of the termination date, a pro-rata portion of the pre-paid [***] paid by Anthem based on the number of days remaining in the Term as of the date of termination

3. Penalties

a. Reports: Commencing on January 1, 2015, Vendor commits to providing the following custom reports to Anthem in the frequency set forth below:

•	Daily Reports:

•	Consumer Enrollment Detail Internal

•	Conversation Detail

•	Coupons Usage Detail

•	Online Care Practice Activity Summary

•	Payable Balance

•	Secure Message Activity

•	Support Staff User Detail

•	Weekly Login Summary

•	Provider Enrollment Detail

•	Monthly Reports:

•	1099

For clarity, Vendor’s obligations in subsections (b) and (c) below shall also commence on January 1, 2015.

b. Report Delivery Mechanism Issues:

•

For those cases where the delivery mechanism of the Vendor reports set forth in subsection A above fails (such as the scheduled job or the sftp process), Vendor commits to monitoring delivery of such reports and using commercially reasonable efforts to notify Anthem by 9am ET on business days of non-delivery.

•	Vendor commits to resolving any such delivery issue within 12 hours of the earlier of (i) notification of non-delivery by Anthem or (ii) notification by Vendor to Anthem of non-delivery.

•	Reports not delivered within that time frame will be subject to an aggregate penalty of [***] per day (meaning Vendor’s maximum penalty is [***] per day).

•	Non-delivery related to Anthem technology problems will be excluded from this penalty.

•

For clarity, the parties agree that the foregoing shall apply solely to non-delivery of reports. If there are issues with the content of the report, they shall be resolved in accordance with subsection 3 below.

c. Report Defects:

•	The SLA set forth below will apply to the following Business Critical Reports:

•	Consumer Enrollment Detail Internal

•	Conversation Detail

•	Coupons Usage Detail

•	Online Care Practice Activity Summary

•	Payable Balance

•	Secure Message Activity

•	Support Staff User Detail

•	Weekly Login Summary

•	Provider Enrollment Detail

•	1099

•	Vendor will have 10 Business Days to resolve a defect with one of the foregoing reports upon confirming and reproducing the defect.

•	Vendor will have no more than 2 Business Days to confirm and reproduce the defect upon being notified by Anthem. Anthem commits to working with Vendor to help in the identification of the defect.

•

Defects not resolved within 12 Business Days of notification will be subject to an aggregate penalty of [***]/day (meaning Vendor’s maximum penalty is [***] per day) starting on the 13th Business Day after notification.

d.

Vendor shall pay any penalties due under subsection (b) and (c) above in arrears and on a quarterly basis. Any such payment shall be made within 30 days of the last day of the applicable quarter and may be offset against amounts owed by Anthem to Vendor.

4. Professional Services Fees.

a.	During the Term, Anthem shall pay fees for the Professional Services on a time and materials basis at a blended rate (“Professional Services Rate”) of [***] ([***]) per hour.

b.

Anthem shall reimburse Vendor for those expenses (e.g., expenses for other printing costs or outsourced marketing services) incurred in connection with such Statement of Work as agreed in advance by the parties in writing.

c.	Vendor shall present appropriate receipts or other evidence of payment with its invoices regarding reimbursement of such expenses.

d.

Vendor shall not increase the Professional Services Rate prior to December 31, 2015. Thereafter, Vendor may increase the Professional Services Rate, on an annual basis, for any SOW executed after December 31, 2015 and throughout the Term in an amount not to exceed the percentage increase in the Consumer Price Index – All Urban Consumers, U.S. City Average, Not Seasonally Adjusted, Base Period 1982-84=100 published by the United States Department of Labor’s Bureau of Labor Statistics (the “CPI”), over the previous twelve (12) month period. If the CPI is no longer published at the relevant time, the parties shall designate the most closely comparable index. Annual rate increases can only be applied to a SOW executed 6 months or less prior to such increase and such increase shall apply only to work done after the effective date of such annual increase.

e.	Vendor shall provide Anthem with sixty (60) days advance written notice of any price increases described in this Section 3.

5. Payment of Fees and Expenses. Vendor shall invoice Anthem for the fees set forth in the Agreement as applicable (“Fees”). Except for the Fees and expenses agreed to in this Exhibit D and not otherwise incurred in violation of this Agreement (“Expenses”), no other amounts shall be charged by Vendor or payable by Anthem. Vendor shall not have any right of offset against amounts owed to it by Anthem.

6. Anthem Invoice Requirements. Vendor shall invoice Anthem for all Fees and, if applicable, Expenses via the Anthem Invoice online tool in accordance with the then current requirements at https://www.antheminc.com/wellpoint/groups/wellpoint/@wp_suppliers/documents/wlp_assets/pw_e226861.pdf. Vendor shall not charge Anthem for researching, reporting or correcting errors related to invoices. The invoice date shall not be earlier than the date on which Vendor is entitled to payment under the Agreement, or if not specified in the Agreement, invoices may be issued monthly in arrears. Each such invoice shall contain sufficient detail to allow Anthem to identify all Services rendered. Anthem shall not be responsible for any Fees or Expenses invoiced more than four (4) months after the close of the month to which such fees or expenses relate.

7. Payments.

a Upon receipt of a correct and undisputed invoice, Anthem shall pay the amounts in accordance with Anthem’s then-current payment policies (e.g. payment via the ACH electronic payment to Vendor’s financial institution per instructions in Anthem’s ACH electronic payment form).

b. Except as otherwise provided in a Statement of Work, all payments are due to Vendor within [***] ([***]) days of invoice date; provided however, that in the event the amount of any payment by Anthem exceeds [***] ([***]), Anthem payments shall be due to Vendor within [***] ([***]) days of invoice date. All fees and charges are stated in United States Dollars. Any amounts payable pursuant to this Agreement are to be net to Vendor and shall not include taxes or other governmental charges or surcharges, if any. If any excise, use, property or other taxes, or any other governmental charges or surcharges (including, without limitation, interest, penalties and fines) are due or are assessed on or with respect to any amounts payable by Anthem pursuant to this Agreement (other than Vendor’s income taxes), they will be the sole responsibility of and payable by Anthem. Anthem shall not be liable for the payment of taxes imposed upon Vendor or upon Vendor’s personnel resources, including state and federal income taxes, franchise taxes, Social Security taxes, welfare taxes, unemployment contributions, disability insurance, training taxes and any prepayments, estimated payments, reports, or withholdings required for such taxes. Except as provided in Section 7 below, past due balances on the amounts due to Vendor pursuant to this Agreement shall be subject to an interest charge equal to (a) the lesser of one percent (1.0%) per month OR (b) the maximum rate not prohibited by applicable law, in each case, computed from the date fifty (50) days after invoice date of each payment.

8. Invoice Disputes. Anthem may withhold payment of good faith disputed invoiced amounts until no later than ninety (90) days after the date on which such withheld amounts are due if Anthem notifies Vendor within the original payment period that such amounts are disputed and are being withheld, along with a written statement specifying the portion of fees or expenses being withheld and providing a reasonably detailed explanation of the reasons for withholding such fees or expenses. The parties shall negotiate expeditiously and in good faith to resolve any such dispute, and Anthem will pay all outstanding amounts as may be agreed by the parties in writing within thirty (30) days of the conclusion of such dispute resolution process, or within such ninety (90) day period, whichever concludes sooner, and no interest shall accrue on amounts withheld pursuant to this Section during the foregoing time period. Invoices which are not sent via the Anthem Invoice online tool shall automatically be deemed to be in dispute until the invoice is resubmitted via such online tool; provided that access to such online tool is available to Vendor.

9. Additional Fees for Online Care Practice Edition. Anthem may allow [***] Providers to access a Practice Site without incurring a fee. There is no additional license fee payable charge for the creation of Practice Sites, whether or not Anthem charges or collects a fee for such Practice Sites from Providers.

10. Resale of Online Care Service to Other Insurers. In the event that Anthem desires to resell the Online Care Service to another health plan or insurer, the parties will meet and negotiate in good faith the terms and related fees due to Vendor resulting from such a transaction. For clarity, Anthem will not be able to consummate such a resale or other transaction with a health plan or insurer without Vendor’s written consent or an amendment to this Agreement.

11. Market Adoption. In the event that Anthem decides to decrease its list pricing for the service in order to make it more competitive and to increase its penetration in the telehealth market, then the parties will meet within the first calendar month of 2017 to negotiate in good faith a corresponding decrease in the fees charged to Anthem hereunder.

II. No Other Modification. Except as modified and amended herein, all other terms and provisions of the Agreement will remain in full force and effect. In the event of any conflict between the terms and provisions of the Agreement and this Amendment, the terms of this Amendment will control.

III. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective duly authorized representatives as of the day and year above written.

AMERICAN WELL CORPORATION

Signature:	/s/ Danielle Russella	11/9/2017 | 7:18 AM PST
Print Name:	Danielle Russella
Title:	President, Customer Solutions

HEALTH MANAGEMENT CORPORATION (HMC) DBA LIVEHEALTH ONLINE

Signature:	/s/ Jim Ardell	11/21/2017 | 9:25 AM PST
Print Name:	Jim Ardell
Title:	VP, CRE and CPO

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